Exhibit 99.1

        National Dentex Corporation Announces Acquisition of Green Dental
                               Laboratories, Inc.

    WAYLAND, Mass.--(BUSINESS WIRE)--March 2, 2005--National Dentex Corporation (NASDAQ: NADX), one of the largest owner/operators of dental laboratories in the United States, today announced the acquisition of Green Dental Laboratories, Inc. ("Green") of Heber Springs, Arkansas effective March 1, 2005. Green, the largest laboratory ever acquired by the Company, as well as the largest laboratory now in our family of dental laboratories, had sales in excess of $16,000,000 in its fiscal year ended December 31, 2004. This acquisition, along with the acquisitions of D. H. Baker Dental Laboratory and Wornson - Polzin Dental Laboratory within the last seven months, brings over $23,000,000 of annualized sales to the Company, all of which the Company anticipates will be immediately accretive to earnings. Terms of the transaction were not disclosed.
    David Brown, President & CEO, commented: "We are extremely pleased to announce the acquisition of Green Dental Laboratories. Founded in 1980 by Josh Green, the lab is widely recognized within the dental community as one of the best managed, progressive and innovative laboratories in the country. Through the work ethic, talents and dedication of its caring staff it has proven to be highly qualified in providing outstanding restorations to dentists all over the country. Green offers a full array of products including fixed prosthetics, removable restorations and implant reconstructions, and supports each with a team of highly trained technicians and on-staff dentists. While Mr. Green over the last few years has continued to oversee and direct the laboratory, the day to day operations have been and will continue to be led by Scott Thompson, Laboratory President. Mr. Green will continue to consult with Green Dental Laboratory, as well as the other forty laboratories that are part of National Dentex. In addition to its product offerings, Green's Alliance Dental Institute provides convenient and clinically relevant professional courses to its accounts utilizing some of the nation's top clinicians. This service is conducted from its state of the art learning center headed up by Richard Nordskog, Vice President Doctor Relations.
    Mr. Brown further stated: "This acquisition adds one of the most respected laboratories in the country to National Dentex's family of dental laboratories. We welcome the entire Green team to National Dentex and look forward to working with them in continuing their success and in benefiting from the sharing of "best practices" throughout our network of laboratories."

    National Dentex Corporation serves an active customer base of over 22,000 dentists through dental laboratories located in 30 states. National Dentex's dental laboratories provide a full range of custom-made dental prosthetic appliances, including dentures, crowns and fixed bridges, and other dental specialties.

    This press release contains forward-looking statements within the meaning of the federal securities laws. The Company's actual results could be materially different as a result of a number of factors, including general economic conditions, the Company's ability to acquire and successfully operate additional laboratories, and other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission.

    CONTACT: National Dentex Corporation
             Richard F. Becker, 508-358-4422